EXHIBIT 1

Certain Information Concerning Participants

In connection with the notice delivered by one of its affiliates to the Secretary of Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of its intention to nominate five (5) persons for election to the Board of Directors of the Company, Eastbourne Capital Management, L.L.C. a Delaware limited liability company (“Eastbourne”), and certain of its affiliates intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and related materials to be used to solicit votes for the election of its nominees at the 2009 Annual Meeting of Stockholders of the Company.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY EASTBOURNE CAPITAL MANAGEMENT, L.L.C., BLACK BEAR FUND I, L.P., BLACK BEAR FUND II, L.L.C., BLACK BEAR OFFSHORE MASTER FUND, L.P., RICHARD J. BARRY, M. KATHLEEN BEHRENS, MARINA S. BOZILENKO, CHARLES M. FLEISCHMAN, WILLIAM A. NUERGE AND JAY SHERWOOD FROM THE SHAREHOLDERS OF AMYLIN PHARMACEUTICALS FOR USE AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS OF AMYLIN PHARMACEUTICALS WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MACKENZIE PARTNERS, INC. BY TELEPHONE COLLECT AT (212) 929-5500, TOLL-FREE AT 1-800-322-2885 OR BY E-MAIL AT PROXY@MACKENZIEPARTNERS.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED ON THE DATE HEREOF AND AVAILABLE FREE OF CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

In addition to the Nominees named below (M. Kathleen Behrens, Marina S. Bozilenko, Charles M. Fleischman, William A. Nuerge and Jay Sherwood), the following persons are anticipated to be, or may be deemed to be, participants in the proposed solicitation of proxies by Eastbourne and its affiliates (the “Participants”): Eastbourne, Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., Black Bear Offshore Master Fund, L.P., Richard J. Barry and Eric Sippel.

The Eastbourne Parties:

Black Bear Fund I, L.P. is a California limited partnership (“Fund I”), Black Bear Fund II, L.L.C. is a California limited liability company (“Fund II”), and Black Bear Offshore Master Fund, L.P. is a Cayman Islands limited partnership (the “Offshore Fund,” Fund I and Fund II together, the “Funds”). Eastbourne is a registered investment adviser and is the general partner or manager of the Funds. Eastbourne is also the investment adviser to the Funds and, among other things, exercises all voting and other powers and privileges attributable to any securities held for the accounts of the Funds. Richard Jon Barry is a citizen of the United States of America and is the controlling owner and managing member of Eastbourne. Eric Sippel is a citizen of the United States of America and is the chief operating officer of Eastbourne. He may also participate in soliciting proxies from the stockholders of the Company. Mr. Sippel does not beneficially own, directly or indirectly, any interest in securities of the Company and will not receive any special compensation in connection with such solicitation. Each of Messrs. Barry, Sherwood and Sippel, as members of Eastbourne and investors in the Funds, have interests in the profits earned by the Funds and the profits and fees earned by Eastbourne from the Funds and may be deemed to have an indirect economic interest in the securityholdings (including holdings of Common Stock) of the Funds.

Fund I owns beneficially or of record 4,531,221 shares of common stock of the Company (“Common Stock”) representing approximately 3.29% of the outstanding shares of Common Stock. Fund II owns beneficially or of record 552,316 shares of Common Stock representing approximately 0.40% of the outstanding shares of Common Stock. The Offshore Fund owns beneficially or of record 12,116,463 shares of Common Stock representing approximately 8.80% of the outstanding shares of Common Stock. All of the 17,200,000 shares of Common Stock owned beneficially or of record by the Funds, representing approximately 12.49% of the outstanding shares of Common Stock, may be deemed to be beneficially owned by Eastbourne and Mr. Barry. All percentages set forth in this paragraph relating to beneficial ownership of Common Stock are based upon 137,617,353 shares outstanding, which was the total number of shares of Common Stock outstanding as of October 28, 2008 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

The Nominees:

Eastbourne’s proposed nominees for election to the Company’s board of directors are M. Kathleen Behrens, Marina S. Bozilenko, Charles M. Fleischman, William A. Nuerge and Jay Sherwood (collectively, the “Nominees”). Each of the Nominees is a citizen of the United States of America. Mr. Sherwood is an employee and/or officer of one or more of the Eastbourne Parties. He may also participate in soliciting proxies from the stockholders of the Company but will not receive any special compensation in connection with such solicitation.

None of Ms. Behrens, Ms. Bozilenko or Mr. Sherwood owns, directly or indirectly, any Common Stock. Mr. Nuerge is the beneficial owner of 35,500 shares of Common Stock. Mr. Fleischman is the beneficial owner of 245 shares of Common Stock. Ms. Behrens, Ms. Bozilenko, Mr. Fleischman and Mr. Nuerge have executed agreements pursuant to which the Funds have agreed, jointly and severally, to indemnify Ms. Behrens, Ms. Bozilenko, Mr. Fleischman and Mr. Nuerge with respect to certain costs that may be incurred by them in connection with their nomination as candidates for election to the board of directors of the Company at the annual meeting and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from the Eastbourne Parties or such parties’ affiliates in connection with the solicitation or for their services as directors of the Company if elected. If elected, the Nominees will be entitled to compensation from the Company consistent with that paid to other non-employee directors.